Exhibit 99.1

XOMA Announces Pricing of $40.0 Million Registered Offering of Common Stock and Warrants

BERKELEY, Calif., December 9, 2014 — XOMA Corporation (Nasdaq:XOMA), announced today the pricing of 8,097,165 shares of its common stock and accompanying warrants to purchase one share of common stock for each share purchased at a price to the public of $4.94. The warrants are exercisable at an exercise price of $7.90 per share beginning on the date of issuance and will expire on the second anniversary of the date of issuance. The shares and warrants will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement previously filed with the Securities and Exchange Commission (SEC) on Form S-3. XOMA anticipates its aggregate proceeds from the offering will be approximately $37.7 million, not including any future proceeds from the exercise of the warrants, after deducting the placement agent’s discount and estimated offering expenses payable by XOMA. The offering is expected to close on or about December 12, 2014, subject to customary closing conditions.

Cowen and Company is acting as the sole placement agent.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Cowen and Company, LLC c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140. XOMA intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov/.

About XOMA

XOMA discovers and develops innovative antibody therapeutics.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, statements related to the anticipated closing of the offering and the estimated closing expenses are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words

“estimate,” “anticipate,” “intend,” “expect,” “potential” and similar expressions are intended to identify forward-looking statements. These statements are based on assumptions that may not prove accurate. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to whether the offering will close when anticipated or at all, and other risks, including those related to current economic and financial market conditions, that are described in more detail in “Risk Factors” above and the additional risk factors contained in our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences. We advise you, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K.

CONTACT: XOMA Corporation

Ashleigh Barreto

510-204-7482

barreto@xoma.com

Juliane Snowden

The Oratorium Group, LLC

jsnowden@oratoriumgroup.com